EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference to the Registration Statement (Form S-8) of Affymetrix, Inc., pertaining to the GMS/Affymetrix 1998 Stock Plan, of our report dated February 2, 2000, with respect to the consolidated financial statements and schedule of Affymetrix, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1999 and our report dated February 2, 2000 except for the third paragraph of Note 1 and Note 13 as to which the date is February 9, 2000 with respect to the supplemental consolidated financial statements and schedule of Affymetrix, Inc. included in its Current Report on Form 8-K dated April 7, 2000, filed with the Securities and Exchange Commission.




Palo Alto, California
April 7, 2000